Exhibit 99.1

FOR IMMEDIATE RELEASE

PENINSULA GAMING ISSUES 8¾% SENIOR

SECURED NOTES

DUBUQUE, Iowa–(BUSINESS WIRE)—April 16, 2004—Diamond Jo, LLC (the “Company”), formerly known as Peninsula Gaming Company, LLC, announced today in connection with its previously announced refinancing plan (i) the issuance of its $233 million aggregate principal amount of 8¾% Senior Secured Notes due 2012 (the “2012 Notes”), (ii) its election to redeem all of its 12¼% Senior Secured Notes due 2006 on May 16, 2004 at a redemption price equal to $1,080 per $1,000 principal amount, together with accrued interest through such date, and (iii) the purchase by The Old Evangeline Downs, LLC (“OED”), the Company’s indirect wholly-owned subsidiary, for cash of $116,290,000 aggregate principal amount of its 13% Senior Secured Notes due 2010 tendered in its tender offer commenced on March 9, 2004.

The 2012 Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold by holders thereof without registration unless an exemption from such registration requirements is available.

The Company owns and operates the Diamond Jo Casino, a riverboat casino located in Dubuque, Iowa, and OED owns and operates the Evangeline Downs Racetrack and Casino located near Lafayette, Louisiana.

This press release may include forward-looking statements that are covered under the “Safe-Harbor” clause of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon current expectations and assumptions.  Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties.  The Company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of this announcement.